                                                                    EXHIBIT 10.3

July 20, 2006

CONFIDENTIAL

Corporate Property Associates 14, Inc.
50 Rockefeller Plaza, 2nd Floor
New York, NY 10020

Attention: Mark DeCesaris

Dear Mark:

FINANCING. Corporate Property Associates 14, Inc. ("you" or "Company") has advised Wells Fargo Bank, National Association ("we" or "us") that the Company would like to have up to $225,000,000 available to fund investment in existing and to-be-acquired properties (including mortgages and interests in partnerships and other entities), to retire or repay existing or future indebtedness, for repayment of shareholder's equity investment and for general purposes. The financing we propose ("Financing") is described in the Summary of Terms and Conditions attached as Exhibit A ('Term Sheet"), and consists of an unsecured revolving credit facility with a sublimit for letters of credit ("Revolver"), in an amount of $150,000,000 or $225,000,000 at your discretion.

COMMITMENT. Subject to the terms and conditions of this letter, we are pleased to commit to provide 100% of the Financing. We intend to form a syndicate of institutional lenders and accredited investors reasonably acceptable to the Company and us to provide a portion of the Financing. Our commitment will be reduced as and when commitments to provide a portion of the Financing are received from such lenders.

We will act as exclusive arranger and sole book runner for the Financing, and also as administrative agent for the syndicate of lenders. You agree that no additional agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than as set forth in this letter and the Fee Letter referred to below) will be paid in connection with the Financing, unless you and we agree in writing.

CONDITIONS TO COMMITMENT. Our commitment is conditioned on (a) no material adverse change occurring in the business, assets, financial condition, performance or prospects of the Company or any of its material subsidiaries, or in the ability of the Company to operate in accordance with the financial projections and to comply with the financial covenants in the Term Sheet, in each case since the date of the latest audited financial statements provided to us, (b) our being satisfied with the results of our continuing due diligence review of the Company and discovering no information in the course of our due diligence or otherwise that we believe has a materially negative impact on any of the items in (a) above, (c) the information provided by the Company as described above being correct and complete in all material respects, (d) the conditions to be set forth in the loan documents being satisfied, (e) no material adverse change or disruption occurring in the bank loan syndication or capital markets, (f) no litigation or other action being pending or threatened seeking an injunction, damages or other relief relating to the

Financing, and (g) no material adverse change occurring in governmental regulation or policy that adversely affects you or us.

Our commitment is also conditioned on the negotiation, execution and delivery of loan documents acceptable to you, us, the other lenders and respective counsel, not later than December 31, 2006. In connection with such negotiation, execution and delivery, you authorize us to communicate all information and documentation related to this Financing (whether to you or to any participant, syndicate member, legal counsel, appraiser or other necessary party) directly by e-mail, fax or other electronic means (including Intralinks) used to transmit information. The Term Sheet does not include all of the conditions, business and financial covenants, representations, warranties, defaults, definitions and other terms to be contained in the loan documents, some of which must still be developed and agreed upon. We reserve the right to propose additional terms.

SYNDICATION. We intend to commence syndication efforts promptly after you sign this letter. You agree to cooperate with us in good faith toward the execution and delivery of the loan documents ("Closing") and to take all actions we reasonably request of you to assist us in forming a syndicate of lenders and completing a syndication satisfactory to us. These actions will include (a) providing us with all information we consider necessary, and in the form we request, including information and projections relating to the Financing and its uses, (b) assisting us in preparing an information memorandum for use in connection with the syndication, and verifying the information contained therein, and (c) making senior officers and representatives of the Company available during the syndication to make presentations concerning the business and prospects of the Company at one or more meetings and conference calls we may arrange with prospective lenders. You also agree to refrain from any activity in the bank loan syndication market and the private placement market from the date you sign this letter until the syndication is successfully completed.

You represent and warrant (in the case of industry information, to the best of your knowledge) that (a) all information (other than financial projections) that you or your representatives have provided or will provide to us or any prospective lender is, or when provided will be, complete and correct in all material respects and does not, or when provided will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which they are made, and (b) all financial projections that have been or will be so provided have been or will be prepared in good faith based on reasonable assumptions (it being understood that assumptions as to future results are inherently subject to uncertainty and contingencies, many of which are beyond your control, and that no assurance can be given that any particular projections will be realized). You agree to supplement such information and projections from time to time before the Closing and during the syndication so that these representations and warranties remain complete and correct. We will use the information and projections without independent verification in syndicating the Financing.

INDEMNIFICATION AND EXPENSES. You agree to indemnify and hold harmless us, the prospective lenders and our and their respective directors, officers, employees, agents, attorneys and affiliates (each, an "indemnified person") from and against all losses, claims, damages, liabilities and expenses which may be incurred by or asserted against an indemnified person in connection with or arising out of this letter, the Financing, the use of the proceeds thereof, or any related transaction, regardless of whether the indemnified person is a party thereto, and to reimburse each indemnified person on demand for all reasonable legal and other expenses incurred in connection with investigating or defending any of the foregoing, provided that this indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or expenses arising from the willful misconduct or gross negligence of such indemnified person or any breach by such indemnified person of its obligations under this letter. No party hereto will be liable to any other party hereto for indirect or consequential damages relating to any such matters. You also agree to pay all of our reasonable expenses (including fees and expenses of our outside counsel, consultants and other experts and allocated costs of our internal counsel) incurred in connection with preparing, negotiating and enforcing this letter and the loan documents, conducting the due diligence reviews, syndicating the Financing (including any LIBOR breakage fees, if applicable) and related matters.

GENERAL. Your obligations under Indemnification and Expenses above will survive the Closing or the expiration or termination of our commitments in this letter. Your representations and warranties under Syndication above will be superseded by your representations and warranties in the loan documents.

This letter is supplemented by a separate fee letter dated the date hereof from us to you (the "Fee Letter"). This letter and the Fee Letter constitute the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior and current understandings and agreements, whether written or oral. Any changes to this letter or the Fee Letter must be agreed in writing by the parties hereto. This letter and the Fee Letter may be executed in any number of counterparts (and delivery of an executed counterpart by telecopier will be effective as delivery of a manually executed counterpart), which together will constitute one agreement, and will be governed by and construed in accordance with the internal laws of the State of New York. The parties hereto hereby waive any right to trial by jury with respect to any claim, action, suit or proceeding arising out of or contemplated by this letter and/or the Fee Letter.

You agree not to disclose this letter, the Fee Letter or any of their terms, directly or indirectly, to any person other than your employees, agents and advisors who are directly involved in the Financing or related transactions and agree not to disclose the same, or as may be required by law (in which case you agree to inform us promptly thereof); provided that after you sign and return this letter and the Fee Letter, the foregoing restrictions will cease to apply to this letter but continue to apply to the Fee Letter. This letter is for your benefit only and may not be relied upon by, and does not create any rights in favor of, any other person or entity, including those who are authorized to receive copies hereof.

If you are in agreement with the foregoing, please sign and return to us a copy of this letter and the Fee Letter, no later than 5:00 p.m., Eastern time, on Wednesday, July 26, 2006. Our commitment and other agreements herein will expire at that time if by then we have not received such signed letters.

We look forward to working with you on this transaction.

                                        Very truly yours,

                                        WELLS FARGO BANK, NATIONAL ASSOCIATION


                                        By: /s/ Jan LaChapelle
                                            ------------------------------------
                                        Name: Jan LaChapelle
                                        Title: Relationship Manager

Accepted and agreed to:
Corporate Property Associates 14, Inc.
[COMPANY NAME]


By: /s/ Mark J. DeCesaris
    --------------------------------
Name: Mark DeCesaris
Title: Acting CFO
Dated: August 11, 2006

W.P. CAREY - UNSECURED LINE OF CREDIT

                         SUMMARY OF TERMS AND CONDITIONS

Nothing contained herein is intended, in any way, to constitute a commitment to lend or to obligate Wells Fargo to enter into any loan transactions. Wells Fargo's willingness to make loans will be determined in our sole and absolute discretion and will be subject to review, loan application, full loan approval and customary due diligence procedures and practices. This Summary of Terms is confidential and does not purport to list all the terms, conditions, representations, warranties and other provisions that shall be mutually agreed upon and detailed in definitive documentation.

PROPOSAL DATE:                   July 18, 2006

BORROWER:                        a TBD entity resulting from the merger between
                                 W.P. Carey's CPA 12 and CPA 14 and its
                                 subsidiaries, whether wholly owned or partially
                                 owned (the "Borrower").

FACILITY AMOUNT:                 An aggregate principal amount of $225,000,000
                                 senior unsecured revolving line of credit (the
                                 "Facility"), of which only $150,000,000
                                 ("Initial Facility Amount") will be available
                                 to the Borrower if Borrower does not accept in
                                 writing the entire Facility Amount 45 days
                                 prior to the closing of the Facility.

ACCORDION FEATURE:               The Borrower shall have the right to increase
                                 the Facility by $75,000,000, not to exceed
                                 $225,000,000, at any time following the date of
                                 closing of the Facility, provided that one or
                                 more Lenders increase their respective funding
                                 commitments, in their sole discretion, or the
                                 Borrower delivers a new qualified lender to
                                 provide funding commitments to achieve such
                                 amount.

INITIAL LOAN TERM:               Three years from the closing of the Facility
                                 ("Initial Term").

PURPOSE:                         To fund investment in existing and
                                 to-be-acquired properties (including mortgages and interests in partnerships and other entities), to retire or repay existing or future indebtedness, for repayment of shareholder's equity investment and for general purposes.

SOLE LEAD ARRANGER &             Wells Fargo Bank, National Association
ADMINISTRATIVE AGENT:            ("Wells Fargo" or "Agent")

LENDERS: A group of financial institutions mutually acceptable to the Borrower and Wells Fargo. The financial institutions, including Wells Fargo, are collectively referred to as the "Lenders" or singularly as "Lender".

RECOURSE:                        The Facility shall be a fully recourse
                                 obligation of the Borrower.

GUARANTOR:                       All future Subsidiaries, whether wholly owned
                                 or partially owned, will guaranty the Facility.
                                 In addition, any Subsidiary or unconsolidated
                                 affiliate of the REIT or Borrower that shall
                                 guarantee or otherwise


WELLS                                   1                           CONFIDENTIAL
FARGO                               8/30/2006

W.P. CAREY - UNSECURED LINE OF CREDIT

                                 become obligated for Indebtedness of the Borrower or REIT shall guaranty the Facility.
                                 To the extent a Subsidiary is not a Guarantor, that Subsidiary will be prohibited from incurring recourse debt.

INTEREST RATE:                   At the Borrower's option, the interest rate
                                 shall accrue at either the Base Rate of LIBOR
                                 plus the applicable margin based on the
                                 Borrower's ratio of Total Liabilities to Total
                                 Asset Value (the "Leverage Ratio") (as defined
                                 in the Financial Covenants section below)
                                 within the following range:

                                     Leverage       Base Rate   LIBOR Margin
                                       Ratio          (bps)        (bps)
                                 ----------------   ---------   ------------
                                 <      55%             0.0         135.0
                                 > or = 55%, < 60%      0.0         145.0
                                 > or = 60%, < 65%     12.5         160.0

                                 LIBOR for an interest period means the rate of interest at which deposits are offered for 1, 2, 3, or 6-month periods to the Agent in the interbank Eurodollar market for delivery of the first day of the interest period, and rounded upwards if necessary to the next higher 1/16%.
                                 (The cost of reserves, if any actual costs apply to a Lender and are certified, will be billed by that Lender to the Borrower.)

                                 Base Rate on any day means the higher of (a) the Prime Rate in effect on that day, and (b) the Federal Funds Rate in effect on that day as announced by the Federal Reserve Bank of New
                                 York, plus 0.5%.

                                 Prime Rate means, at any time, the rate of interest most recently announced within Wells
                                 Fargo at its principal office in San Francisco as its Prime Rate.

                                 Interest will be payable monthly, computed on the actual days elapsed in a 360-day year.

UNUSED FEE:                      The unused portion of the Facility will be
                                 subject to an unused fee, as shown below. The
                                 Unused Fee will be based upon the average daily
                                 outstanding balances of the Facility during the
                                 quarter, payable quarterly in arrears on a
                                 pro-rata basis to Lenders.

                                 Aggregate Unused Amount   Unused Fee Per Annum
                                 -----------------------   --------------------
                                        < or = 50%                .125%
                                        >      50%                .175%


WELLS                                   2                           CONFIDENTIAL
FARGO                               8/30/2006

W.P. CAREY - UNSECURED LINE OF CREDIT

LETTERS OF CREDIT:               Maximum letter of credit amount shall be
                                 $25,000,000 with letter of credit maturity not
                                 to extend beyond 30 days prior to the maturity
                                 of the Facility. No more than five (5) letters
                                 of credit may be outstanding at any one time.

LETTER OF CREDIT FRONTING        Wells Fargo.
BANK:

LETTER OF CREDIT FEES:           The fees payable to the Lenders shall
                                 correspond to the LIBOR ranges set forth in the
                                 Interest Rate section based on the face amount
                                 of the Letter of Credit(s) issued and
                                 outstanding and are payable quarterly in
                                 arrears.

LETTER OF CREDIT FRONTING        A fronting fee shall accrue to the issuing bank
FEE:                             at the rate of 0.125% per annum on the average
                                 daily amount of letter of credit exposure
                                 payable on the third business day following the
                                 end of each calendar quarter.

RATES AND FEES:                  See Appendix B.

EXTENSION OPTION:                The Borrower shall have two, twelve-month
                                 extension options following the Initial Loan
                                 Term provided that all the following conditions
                                 are satisfied:

                                 (i) At least 90 days prior to initial maturity date, the Borrower provides written notice of its intent to exercise the Extension
                                      Option;

                                 (ii) No event of default exists or an event
                                      that with the passage of time would become an event of default;

                                 (iii) Receipt by Agent, for the benefit of
                                      Lenders, of the Extension Fee.

EXTENSION FEE:                   0.15% of the Facility amount for each Extension
                                 Option. Lenders will share the fee pro-rata in
                                 accordance with their commitments.


WELLS                                   3                           CONFIDENTIAL
FARGO                               8/30/2006

W.P. CAREY - UNSECURED LINE OF CREDIT

FINANCIAL COVENANTS:             Financial covenants and other covenants shall
(See Appendix A for              be re-certified by an officer of the Borrower
definitions)                     at each borrowing and calculated no less
                                 frequently than quarterly.

                                 1)   Limitation on Total Liabilities

                                      65% (Total Liabilities to Total Asset
                                      Value)

                                 2)   No Additional Unsecured Indebtedness
                                      outside of the Facility

                                 3)   Limitation on Recourse Indebtedness
                                      outside of the Facility

                                      5% (Total Recourse Indebtedness to Total
                                      Asset Value).

                                 4)   Minimum Interest Expense Coverage Ratio

                                      The Borrower shall maintain a quarterly
                                      minimum ratio of Adjusted EBITDA to
                                      Interest Expense of 1.65 to 1.

                                 5)   Minimum Fixed Charge Coverage Ratio

                                      The Borrower shall maintain a quarterly
                                      minimum ratio of Adjusted EBITDA to Fixed
                                      Charges of 1.50 to 1.

                                 6)   Minimum Equity Value

                                      $625 million at closing, plus 85% of new equity offering proceeds.

                                 7)   Minimum Yield on Debt

                                      12.5% (Adjusted EBITDA to Total
                                      Liabilities)

                                 8)   Maximum Dividend Payout Ratio

                                      The Borrower shall not make common and
                                      preferred dividend distributions, on a
                                      trailing four quarters basis, in excess of 90% of EBITDA. Upon a material non-monetary event of default under the Facility, the Borrower may not make distributions in excess of the minimum amount necessary to remain qualified as a REIT for federal income tax purposes until the Event of Default is cured or the Facility is repaid and cancelled. Upon the occurrence of a monetary or bankruptcy
                                      Event of Default under the Facility, the REIT will not be permitted to make any Distributions.


WELLS                                   4                           CONFIDENTIAL
FARGO                               8/30/2006

W.P. CAREY - UNSECURED LINE OF CREDIT

CERTAIN OTHER COVENANTS:         Cross Default

                                 The Facility will be cross-defaulted to any recourse indebtedness of the Borrower in excess of $10,000,000 and non-recourse in excess of $50,000,000.

                                 Sale, Encumbrances or Transfer

                                 In the event that subsequent to the Borrower's certification of covenant compliance, it engages in transactions involving the sale, encumbrance or transfer of properties
                                 (including any partnership or other ownership interest) which transactions aggregate more than $50MM, then the Borrower will notify Agent that such threshold has been met and provide a recertification of compliance with all loan covenants on both a historical and prospective basis. If a proposed transaction would result in a failure to comply with any loan covenant(s), proceeds of such transaction must first be applied to reduce outstandings under the Facility to a level that results in compliance with all loan covenants.

                                 Permitted Investments

                                 Borrower shall be limited to investments in:

                                 (a)  certain governmental obligations,
                                      commercial paper, certificates of deposit and similar instruments;

                                 (b) real property (except as otherwise limited herein);

                                 (c)  WP Carey JVs, limited to 35% of Total
                                      Asset Value;

                                 (d)  real property outside the United States
                                      limited to 15% of Total Asset Value;

                                 (e) joint ventures which are not WP Carey JVs limited to 5% of Total Asset Value;

                                 (f)  notes secured by mortgages;

                                 (g) real property under construction limited to 5% of Total Asset Value;

                                 (h)  real property consisting of undeveloped
                                      land, not to exceed 5% of Total Asset
                                      Value;

                                 (i) publicly-traded equity interests in REITs, not to exceed $25,000,000 in the aggregate
                                      (valued at historical cost);

                                 (j)  marketable securities, not to exceed
                                      $25,000,000 in the aggregate with Moody's and/or Standard & Poor's rating services long-term unsecured indebtedness ratings of > or = Baa2/BBB;


WELLS                                   5                           CONFIDENTIAL
FARGO                               8/30/2006

W.P. CAREY - UNSECURED LINE OF CREDIT

                                 (k)  securities of tenants under leases;

                                 provided, however, that investments in clauses
                                 (d) through (k) shall not exceed 18% of Total
                                 Asset Value in the aggregate, and no
                                 speculative development will be permitted.

                                 Additional Covenants

                                 Such additional negative and affirmative covenants as Wells Fargo shall require including, without limitation, additional covenants regarding: limitations on secured recourse indebtedness and guarantees;
                                 maintenance of REIT status; maintenance of corporate and partnership existence; limitation or changes in operations or control; approval of Management Agreements and any modifications thereto; limitations or investment in non-income generating assets; compliance with laws; payment of taxes, insurance and other obligations; furnishing of financial statements and reports; notices of material changes, defaults and litigation, all to be consistent with the existing revolving credit facility as modified by this sheet.

MANDATORY PREPAYMENT EVENTS:     In the case of a merger, if the Borrower is not
                                 the surviving entity and does not control
                                 the Board of Directors.

FINANCIAL REPORTING,             To be acceptable to the Arranger and Wells
REPRESENTATIONS, WARRANTIES,     Fargo and its counsel.
CONDITIONS PRECEDENT,
EVENTS OF DEFAULT:


WELLS                                   6                           CONFIDENTIAL
FARGO                               8/30/2006

W.P. CAREY - UNSECURED LINE OF CREDIT

ASSIGNMENTS & PARTICIPATIONS:    Lenders may grant assignments to any commercial
                                 bank or other acceptable financial institution
                                 in all or any portion of its loans or
                                 commitments under the Facility in minimum
                                 amounts of $10,000,000, subject to approval by
                                 the Borrower and Agent, whose approvals will
                                 not be unreasonably withheld. However if there
                                 is an Event of Default under the Loan, the
                                 Lenders can sell or assign any portion of their
                                 Loan without the Borrower's approval. Lenders
                                 may grant Participations to any commercial bank
                                 or other acceptable financial institution in
                                 all or any portion of its loans or commitments
                                 under the Facility. Voting rights of
                                 participants will be limited.

REQUISITE LENDERS:               Requisite Lenders to be defined as Lenders,
                                 including Agent, holding interests equal to or
                                 greater than 66 2/3%.

LOAN DOCUMENTATION:              The Facility will be subject to the
                                 preparation, execution and delivery of Loan
                                 Documents satisfactory to all parties. Such
                                 documents will contain conditions to borrowing,
                                 representations and warranties, covenants,
                                 events of default, indemnification, payment of
                                 expenses, and other provisions normal and
                                 customary for loans of this type.

CONDITIONS TO CLOSING:           Usual and customary for transactions of this
                                 nature.

CONFIDENTIALITY:                 The terms contained herein are confidential,
                                 and except for disclosure to your board of
                                 directors, officers and employees, to
                                 professional advisors retained by you in
                                 connection with this transaction, or as may be
                                 required by law, may not be disclosed in whole
                                 or in part to any other person or entity
                                 without the prior written consent of Wells
                                 Fargo.

This Summary of Terms and Conditions is conditioned on (a) no material adverse change occurring in the business, assets, financial condition, performance or prospects of the Borrower or any of its material subsidiaries, or in the ability of the Borrower to operate in accordance with the financial projections and to comply with the financial covenants outlined herein, in each case since the date of the latest audited financial statements provided to us, (b) our being satisfied with the results of our continuing due diligence review of the Borrower and discovering no information in the course of our due diligence or otherwise that we believe has a materially negative impact on any of the items in (a) above, (c) the information provided by the Borrower as described above being correct and complete in all material respects,(d) no litigation or other action being pending or threatened seeking an injunction, damages or other relief relating to the Facility, and (e) no material adverse change occurring in governmental regulation or policy that adversely affects you or us.


WELLS                                   7                           CONFIDENTIAL
FARGO                               8/30/2006

W.P. CAREY - UNSECURED LINE OF CREDIT

                        APPENDIX A - CERTAIN DEFINITIONS

"ADJUSTED EBITDA" is defined as Borrower's pro-rata share of EBITDA, adjusted to add back Performance Fees and to include a management fee equal to the greater of actual management fees or 3% of rental income.

"EBITDA" is defined as net operating income before minority interests and preferred distributions (excluding extraordinary gains or losses) plus GAAP interest expense, income taxes, depreciation and amortization, and other non-cash charges. EBITDA shall include equity in the net earnings or losses of unconsolidated affiliates.

"EQUITY VALUE" is defined as Total Asset Value less Total Liabilities.

"FIXED CHARGES" is be defined as the sum of Interest Expense plus scheduled principal amortization (excluding balloon payments due at maturity) on Total Liabilities plus preferred stock dividends.

"INTEREST EXPENSE" is defined as interest expense on Total Liabilities (accrued, paid and capitalized).

"PERFORMANCE FEES" is defined as performance fees paid out in stock or other non-cash equivalents under management contracts.

"TOTAL ASSET VALUE" is defined as the total of the following items, but adjusted for minority interests as applicable:

     (i) for properties owned four fiscal quarters or longer: trailing four quarters Adjusted EBITDA capitalized at 8.5%;

     (ii) for properties owned fewer than four fiscal quarters, Borrower's pro rata share of undepreciated investment at cost;

     (iii) build-to-suit properties under construction valued at cost;

     (iv) unrestricted cash, cash equivalents and marketable securities as defined in Permitted Investments.

"TOTAL LIABILITIES" is defined as Borrower's total liabilities, contingent or otherwise, including Borrower's and its subsidiaries pro rata share of JV debt and other off balance sheet items including, but not limited to letters of credit, purchase obligations and forward equity sales.

W.P. CAREY - UNSECURED LINE OF CREDIT

"TOTAL RECOURSE INDEBTEDNESS" is defined as any liability, to the extent that recourse of the applicable lender for non-payment is not limited to such lender's liens on a particular asset or group of assets.

"UNSECURED INDEBTEDNESS" is defined as all unsecured indebtedness of the Borrower (whether contingent or otherwise, but excluding standard recourse "carve-outs" for fraud, willful misconduct and the like in non-recourse financings) including borrowings under the Facility.

"WP Carey JVS" is defined as joint ventures between the Borrower and WP Carey, LLC, or one of its wholly owned subsidiaries, or a CPA REIT managed by WP Carey, LLC or subsidiary.


                                       A-2